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                                                                 EXHIBIT 99.01

FOR IMMEDIATE RELEASE

Contact:

Maureen O'Connell (media)
Exodus Communications, Inc.
(408) 346-2218
maureen.oconnell@exodus.net

Jane Whaley (investors)
Exodus Communications, Inc.
(408) 346-2191
jane.whaley@exodus.net


EXODUS COMMUNICATIONS, INC. ANNOUNCES PRICING OF $900 MILLION OF SENIOR NOTES AND CONVERTIBLE SUBORDINATED NOTES IN PRIVATE OFFERINGS


SANTA CLARA, CA. December 2, 1999 - Exodus Communications/TM/, Inc. (Nasdaq:
EXDS) today announced that it has entered into agreements to sell a total of approximately $900 million gross proceeds through private offerings of senior notes and convertible subordinated notes. The size of the offerings was increased from the total of $500 million previously announced. The offerings are expected to close on December 8, 1999.

Senior Notes

The Company is selling approximately $500 million aggregate principal amount of 10-3/4% Senior Notes due 2009, consisting of $375 million aggregate principle amount of 10-3/4% Senior Notes due 2009 and Euro 125 million aggregate principal amount of 10-3/4% Senior Notes due 2009, in accordance with Securities and Exchange Commission Rule 144A and Regulation S. The net proceeds of the senior note offering are expected to be used to finance the purchase of assets or businesses to be used in the Company's system and network management business.

Convertible Notes

The Company is selling $400 million aggregate principal amount of its 4.75% Convertible Subordinated Notes due July 15, 2008, in accordance with SEC Rule 144A. The Company has granted the initial purchasers a 30-day option to purchase an additional $100 million aggregate principal amount of these convertible notes to cover over-allotments, if any. The Company expects to use the net proceeds of the convertible note offering to fund expansion of its operations and for other general corporate purposes, and to finance the purchase of assets or businesses to be used in the Company's system and network management business. The notes are convertible into shares of the Company's common stock at a conversion price of $140.81 per share.

The securities have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Forward-Looking Statements

This press release contains forward-looking statements including statements relating to the private offering of senior notes and convertible subordinated notes. The matters discussed in this press release involve risks and uncertainties described from time to time in Exodus' filings with the Securities and Exchange Commission. In particular, the Company's short operating history and fluctuating operating results make its business difficult to evaluate, and the substantial indebtedness represented by existing and newly-incurred debt may adversely affect its cash flow. Exodus does not assume any obligation to update the forward-looking information contained in this press release.


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Exodus and Exodus Communications are trademarks of Exodus Communications, Inc.
and may be registered in certain jurisdictions. All other trademarks mentioned in this document are the property of their respective owners.